SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: August 6, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000


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Item 5.  Other Events

The following information includes forward-looking statements that involve a number of risks, uncertainties and assumptions. A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below.

A.  Acquisitions

     1.  Valero Energy Corporation

On July 31, 1997, PG&E Corporation completed its acquisition of the natural gas business and related businesses of Valero Energy Corporation (Valero) through the merger of a wholly owned subsidiary of PG&E Corporation with and into Valero, with Valero being the surviving entity. Effective at the time of the merger, Valero's name was changed to PG&E Gas Transmission, Texas Corporation.

In the merger, each outstanding full share of Valero common stock was converted into the right to receive .554 share of PG&E Corporation common stock for a total issuance of approximately 31,000,000 shares of PG&E Corporation common stock. At the time of the merger, the Valero businesses acquired by PG&E Corporation were subject to approximately $800 million in long-term debt.

Immediately before the merger, Valero distributed to its shareholders the shares of its subsidiary, Valero Refining and Marketing Company, which held all of Valero's refining operations and refining related assets. Valero's remaining businesses were acquired by PG&E Corporation including its gas gathering, transportation, and storage facilities, its gas and electric power marketing operations and its facilities relating to the processing, transportation and marketing of natural gas liquids
(NGLs).

As a result of the merger, PG&E Corporation acquired approximately 6,400 miles of natural gas pipeline and Valero's joint ownership or leasehold interests in approximately 1,100 miles of pipeline, including the Valero-Teco West Texas pipeline from Waha in west Texas to the San Antonio area. This pipeline system has the capacity to transport more than 3 billion cubic feet of gas per day. PG&E Corporation also acquired Valero's 536 miles of NGL pipelines and eight natural gas processing plants with a combined capacity of approximately 1.3 billion cubic feet per day of gas throughput, producing approximately 80,000 barrels per day of NGLs in 1996.

     2.  New England Electric System

On August 6, 1997, PG&E Corporation announced that its affiliate, U.S. Generating Company (USGen) has agreed to acquire (through a special purpose entity wholly owned by PG&E Corporation) a portfolio of non-nuclear electric generating assets and power supply contracts from the New England Electric System (NEES) for approximately $1.59 billion, plus the purchase of fuel and other inventories. The assets to be acquired contain a mix of hydro, coal, oil, and gas generation and represent the second largest non-nuclear electric generation portfolio in New England, comprising approximately 17% of New England's total installed generating capacity. NEES sold the facilities in response to electric industry restructuring in New England.

The purchase price includes $225 million to be paid to NEES when customer choice of energy power suppliers is broadly available in New England. This amount will decline in accordance with a prorated schedule if the implementation of customer choice of energy power suppliers in New England occurs after January 1, 1999. In addition to the purchase price, NEES will also receive $85 million from USGen to pay for employee retraining, early retirement, and severance for NEES' employees affected by industry restructuring. USGen will also assume certain existing collective bargaining agreements between NEES and its labor unions.

The NEES facilities to be acquired consist of two hydro electric systems with fourteen stations, three fossil-fuel stations with eleven units, and a pumped storage facility, with a combined generating capacity of approximately 4,000 megawatts (MW). USGen will also assume the purchase obligations under twenty-three multi-year power purchase agreements between NEES's subsidiary, New England Power, and other utility and non-utility wholesale suppliers representing an additional 1,100 MW of production capacity. The terms of the acquisition call for New England Power to make annual support payments ranging approximately from $150 million to $170 million through the year 2007 to offset the cost of power associated with these above-market contracts. The annual payment is a fixed obligation and is not dependent on the actual costs under the agreements, market prices, or NEES's regulatory status.

As part of the electric industry deregulation in Massachusetts and Rhode Island, NEES' retail customers in those states may choose to continue receiving power from NEES (the "Standard Offer") at a fixed price or may choose a new power supplier. NEES's retail customers may make this choice through the year 2004 in Massachusetts and through the year 2009 in Rhode Island. It is expected that in late 1997 NEES will auction its wholesale supply obligations under the Standard Offer to third parties. NEES' remaining supply obligation for these customers will be assigned to USGen.

NEES will also assign to USGen its rights to supply power under several long-term power supply agreements, totaling approximately 100 MW. The acquisition also includes 100 million cubic feet per day of long-term natural gas supply and pipeline commitments, as well as a twelve-year lease on a self-unloading coal transportation vessel.

USGen, a joint venture between PG&E Corporation and Bechtel Enterprises, Inc. (Bechtel) and its affiliates currently own or manage interests in seventeen independent power generating facilities. Six of these facilities, with a combined generating capacity of 1,400 MW (most of which is committed under long-term power supply contracts), are located in the Northeast. USGen also has two independent power projects under development in the Northeast, one in New York and one in Massachusetts, with a planned combined generating capacity of 1,440 MW. As previously announced in PG&E Corporation's and PG&E's Form 8-K dated June 26, 1997, PG&E Corporation intends to acquire Bechtel's interests in USGen and two other partnerships between PG&E Corporation and Bechtel by redemption of Bechtel's interests in such partnerships. In addition, PG&E Corporation intends to purchase Bechtel's interests in certain independent power projects currently owned by PG&E Corporation and Bechtel, or by PG&E Corporation, Bechtel and various third parties. The redemptions and acquisitions of Bechtel's various interests is expected to be completed by December 31, 1997, subject to receipt of certain regulatory and third party approvals.

USGen's acquisition of NEES's assets, which is expected to be completed in 1998, is subject to a number of conditions, including approval of the Federal Energy Regulatory Commission and state regulators.

PG&E Corporation has agreed to purchase the NEES portfolio for $1.59 billion, plus $85 million to cover early retirement and severance costs previously committed to by NEES. Including fuel and other inventories and transaction costs, financing requirements are expected to total approximately $1.75 billion, of which approximately $1 billion will be funded through a combination of project level debt as well as debt of USGen. In addition, $750 million of equity will be contributed over two years and will be financed initially using short-term debt of PG&E Corporation.

PG&E Corporation does not expect the acquisition to have a material negative impact on its financial position or results of operation. The financial impact of the acquisition of the NEES assets is subject to a number of risks and uncertainties, including future market prices of power in the region where the NEES assets are located, future fuel prices, the development of a competitive market in the states in which the NEES assets are located, the extent to which operating efficiencies at the NEES plants can be attained, changes in the regulatory environment, the extent of the obligation to provide electricity under the Standard Offer at prices below cost or market, the extent to which a liquid, well-structured trading market develops for wholesale electric power in the states in which the NEES assets are located, and generating capacity expansion and retirements by others.

B.  Gas Accord

On August 1, 1997, the California Public Utilities Commission
(CPUC) unanimously adopted a final decision approving the Gas
Accord, a comprehensive proposed settlement which was submitted in 1996 for CPUC approval.

The Gas Accord will restructure PG&E's gas services and its role in the gas market, establish gas transmission rates for the five-year period from implementation of the Gas Accord (expected to be December 1, 1997) through December 2002, and resolve various gas regulatory issues. The Gas Accord is more fully described in PG&E Corporation's and PG&E's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

Specific provisions of the decision include the following:

 - The decision affirms the CPUC's 1994 finding that the decision to construct Line 401 (the California segment of the PG&E/Pacific Gas Transmission Company pipeline that extends from the Canadian border to Kern River Station in Southern California) was reasonable based on PG&E's management's knowledge at the time. The decision accepts the Gas Accord's proposal to set rates for Line 401 based on total capital costs of $736 million.

 - The decision explicitly recognizes and accepts the settlement between PG&E and the CPUC's Consumer Services Division (CSD) of the issue of whether PG&E misled the CPUC in violation of Rule 1, the CPUC's Code of Ethics, in certain prepared testimony and in responses to certain discovery requests in the CPUC proceeding to determine whether the decision to construct Line 401 was reasonable. In addition to resolving the allegations that PG&E violated Rule 1, the CSD-PG&E settlement agreement stipulates that it does not constitute a finding that PG&E violated Rule 1, acknowledges both that there was an inadvertent discovery lapse and that PG&E testimony could have been clearer, requires PG&E to pay an amount to the CPUC in recognition of the burden imposed on the CPUC to investigate and resolve the allegations, and provides for development of a course for PG&E employees who routinely practice before the CPUC regarding preparation and processing of discovery and prepared testimony.

 - The decision adopts a rule under which PG&E is required, whenever it discounts service for a shipper on its Line 400/401 delivering primarily Canadian gas within PG&E's service territory, to contemporaneously offer a commensurate discount to all shippers delivering Southwest or California source gas on Line 300 within PG&E's service territory.

 - The decision approves the core procurement incentive mechanisms (CPIM) proposed in the Gas Accord to replace the traditional reasonableness review proceedings of PG&E's gas procurement costs for the periods 1994-97 and 1998-2002.

 - The decision approves the Gas Accord's proposal that PG&E forgo recovery of 100 percent and 50 percent of the Interstate Transition Cost Surcharge (ITSC) amounts allocated for collection from its core and noncore customers, respectively. (ITCS costs are the difference between fixed demand charges PG&E pays under gas transportation contracts with interstate pipeline companies for the reservation of interstate pipeline capacity that PG&E no longer uses to serve noncore customers, and the revenues PG&E obtains from brokering that capacity.)

 - Finally, the decision states that the CPUC's intention to implement the rates and other provisions of the Gas Accord throughout the Gas Accord period, is subject to the CPUC's overreaching policy goals and the CPUC's decisions reached in the CPUC's natural gas industry strategic plan to produce a more competitive gas market.

As of June 30, 1997, approximately $490 million had been reserved relating to these gas regulatory issues and capacity commitments. As a result, PG&E Corporation believes that the decision will not have a material adverse impact on PG&E Corporation's financial position or results of operations.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                              PG&E CORPORATION
                                     and
                              PACIFIC GAS AND ELECTRIC COMPANY



                                      KENT M. HARVEY
                              By ________________________________
                                 Kent M. Harvey
                                 Acting Chief Financial Officer and
                                 Treasurer
                                 (PG&E Corporation)
                                 Senior Vice President, Treasurer and
                                 Chief Financial Officer
                                 (Pacific Gas and Electric Company)

Dated:  August 6, 1997